                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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     FORM 4                                                                               OMB APPROVAL
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                                                                                     OMB NUMBER: 3235-0287
                                                                                     EXPIRES:
                                                                                     SEPTEMBER 30, 1998
                                                                                     ESTIMATED AVERAGE
                                                                                     BURDEN
                                                                                     HOURS PER RESPONSE...0.5
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[ ]  CHECK THIS BOX
   IF NO LONGER              Filed pursuant to Section 16(a) of the Securities
   SUBJECT TO SECTION     Exchange Act of 1934, Section 17(a) of the Public Utility
   16. FORM 4 OR FORM       Holding Company Act of 1935 or Section 30(f) of the
   5 OBLIGATIONS MAY                   Investment Company Act of 1940
   CONTINUE. SEE
   INSTRUCTION 1(B).

(Print or Type Responses)
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 1. Name and Address of        2. Issuer Name and Ticker or Trading       6. Relationship of Reporting
    Reporting Person*             Symbol                                     Persons to Issuer (Check
                                                                             all applicable)

White, Paul J.                  Medical Science Systems, Inc.                X  Director        X  10% Owner
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(Last) (First) (Middle)        3. IRS or Social Security  4. Statement for  -----------------  ---------------
                                  Number of Reporting        Month/Year
                                  Person, if an entity                       X  Officer (give       Other (Specify)
100 N.E. Loop 410, Suite 1350     (Voluntary)                July 1998      ---         title  ---  below)
-------------------------------                              ------------ President, CEO & Chairman of the Board
           (Street)                                5. If Amendment,       ----------------------------------------
                                                      Date of Original    ________________________________________
San Antonio, TX 78216-4749                            (Month/Year)
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(City)   (State)    (Zip)                                                 7. Individual or Joint/Group
                                                                             Filing (Check applicable line)
                                                                            X  Form filed by One Reporting Person
                                                                           ---
                                                                               Form filed by More than One Reporting
                                                                           --- Person
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                                 TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security           2. Trans- 3. Trans-  4. Securities Acquired  5. Amount of     6.Ownership  7. Nature of
    (Instr. 3)                    action    action    (A) or Disposed of (D)   Securities      Form:         Indirect
                                  Date      Code      (Instr. 3, 4 and 5)      Beneficially    Direct        Beneficial
                                           (Instr.8)                           Owned at        (D) or        Ownership
                                                                               End of Month    Indirect
                                  (Month/                                                       (I)
                                    Day
                                                                               (Instr. 3       (Instr. 4)    (Instr. 4)
                                                                                and 4)
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                                        Code  V   Amount  (A)or(D)    Price
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Common Stock                             G        5,000      D        $0.00     953,723            D
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                                                                                 60,000            I*
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* These shares are held in an irrevocable trust created for the benefit of the White children. Mr. White disclaims any beneficial ownership.
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REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED                    (Over)
DIRECTLY OR INDIRECTLY.
* IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 4(B)(V)


Potential persons who are to response to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB control number
                                                                 SEC 1474 (7-96)


FORM 4
(CONTINUED)

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TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of    2. Conver-  3. Trans-  4. Trans-  5. Number of     6. Date Exer-   7. Title and    8. Price
   Derivative     sion or     action     action     Derivative       cisable and     Amount of       of deriv-
   Security       Exercise    Date       Code       Securities       Expiration      Underlying      ative
   (Instr. 3)     Price of    (Month/    (Instr.8)  Acquired(A)      Date            Securities      Security
                  Derivative   Day/                 or Disposed      (Month/Day/     (Instr. 3       (Instr. 5)
                  Security     Year)                of (D) (Instr.   Year)            and 4)
                                                    3, 4, and 5)

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                                                             Date      Expira-            Amount or
                                                             Exer-     tion               Number of
                                    Code  V   (A)     (D)    cisable   Date       Title   Shares

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9. Number of      10. Ownership         11. Nature of
   derivative         Form of               Indirect
   Securities         Derivative            Beneficial
   Beneficially       Security:             Ownership
   Owned              Direct (D)            (Instr. 4)
   End of Month
   (Instr. 4)


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Explanation of Responses:


Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure. SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


/s/ PAUL J. WHITE                                              8-10-98
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**Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

                                                                          Page 2
                                                                 SEC 1474 (7-96)